                 Exhibit 99(ii)

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this "Agreement") is dated as of                            , 2007, among WWA Group, Inc., a Nevada corporation (the "Company"), and each investor identified on the signature pages hereto (each, an "Investor" and collectively, the "Investors").

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4 (2) of the Securities Act (as defined below) and Regulation S promulgated thereunder, the Company desires to issue and sell to each Investor, and each Investor, severally and not jointly, desires to purchase from the Company certain securities of the Company, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Investor agree as follows:

ARTICLE I.

DEFINITIONS

1.1        Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

"Action" means any action, suit, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

"Business Day" means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of Nevada are authorized or required by law or other governmental action to close.

"Closing" means the closing of the purchase and sale of the Securities pursuant to Article II.

"Closing Date" means the later of the Business Day immediately following the date on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied, or June 15, 2007, or such other date as the parties may agree.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified.

"Company Counsel" means Robert Wilkinson, Esq.

"Company Deliverables" has the meaning set forth in Section 2.2(a).

"Disclosure Materials" has the meaning set forth in Section 3.1(h).

"Effective Date" means the date on which the Company’s registration statement is declared “effective” by the Commission.

"Escrow Agent" means New Century Bank.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means U.S. generally accepted accounting principles.

"Intellectual Property Rights" has the meaning set forth in Section 3.1(o).

"Investment Amount" means, with respect to each Investor, the product of the Per Unit Purchase Price multiplied by the number of Units being purchased by such Investor (as indicated on such Investor’s signature page to this Agreement).

"Investor Deliverables" has the meaning set forth in Section 2.2(b).

"Investor Party" has the meaning set forth in Section 4.5.

"Lien" means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

"Material Adverse Effect" means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company's ability to perform on a timely basis its obligations under any Transaction Document.

"Minimum Proceeds" means an amount deposited with the Escrow Agent of no less than $520,000.

"Nevada Courts" means the state and federal courts sitting in the City of Las Vegas, Nevada.

"Outside Date" means June 15, 2007.

"Per Unit Purchase Price" equals $0.65.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Placement Agent" means Chicago Investment Group LLC.

"Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and each Investor, in the form of Exhibit B hereto.

"Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Shares and the Warrant Shares.

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"SEC Reports" has the meaning set forth in Section 3.1(h).

"Securities" means the Units, the Shares, the Warrants and the Warrant Shares.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means the shares of Common Stock issued or issuable to the Investors pursuant to this Agreement.

"Short Sales" include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

"Subsidiary" means any "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission under the Exchange Act.

"Trading Day" means (i) a day on which the Common Stock is traded on a Trading Market, or (ii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

"Trading Market" means whichever of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Nasdaq Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

"Transaction Documents" means this Agreement, the Warrants, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

"Units" means the number of Shares and Warrants, each Unit comprised of one (1) Share and one half (½) Warrant.

"Unit Offering" means a minimum offering of 800,000 Units and a maximum offering of 3,000,000 Units.

"Warrants" means the Common Stock purchase warrants in the form of Exhibit A, which are issuable to the Investors at the Closing.

"Warrant Purchase Price" means $1.00 paid to the Company with Investors exercise of each whole Warrant.

"Warrant Shares" means the shares of Common Stock issuable upon exercise of the Warrants on payment of the Warrant Purchase Price.

"$" means United States Dollars.

ARTICLE II.

PURCHASE AND SALE

2.1        Closing. Subject to the terms and conditions set forth in this Agreement, at the Closing the Company shall issue and sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company, the Units representing such Investor’s Investment Amount. The Closing shall take place at the offices of the Company’s Counsel on the Closing Date or at such other location or time as the parties may agree.

2.2	Closing Deliveries.

(a)        At the Closing, the Company shall deliver or cause to be delivered to each Investor through the Placement Agent the following (the "Company Deliverables"):

(i)	a certificate evidencing the number of Shares registered in the name of such Investor, equal to the number of Units subscribed by such Investor;
(ii)

Warrants, registered in the name of such Investor, pursuant to which such Investor shall have the right to acquire a number of Warrant Shares equal to half of that number of Units subscribed by such Investor; and

(iii)	the Registration Rights Agreement, duly executed by the Company.

(b)        At the Closing, each Investor shall deliver or cause to be delivered to the Company the following (the "Investor Deliverables"):

(i)

The Investment Amount, in United States dollars and in immediately available funds, by wire transfer, certified check, or money order to the Escrow Agent, the receipt of which Investment Amount shall be confirmed to the Company by the Escrow Agent;

Wire transfer:	Certified Check or Money Order

WWA Group, Inc. Escrow Account	WWA Group, Inc.
c/o New Century Bank	c/o Chicago Investment Group, L.L.C.
363 West Ontario Avenue	190 South LaSalle Street
Chicago, IL 60610	8th Floor, Suite 850
Routing Number: 071025849	Chicago, Illinois 60603
Account Number: 5051263	United States of America
Telephone: (312) 857-2050

(ii)	This Securities Purchase Agreement, duly executed by such Investor; and
(iii)	The Registration Rights Agreement, duly executed by such Investor.

(c)        Within (5) business days of Placement Agent’s receipt of the Investors Deliverables and the Escrow Agent’s receipt of the Investment Amount, Company shall promptly deliver the certificates representing the Shares and the Warrants, duly executed on behalf of the Company and issued in the name of the Investor, to the Placement Agent. Within five (5) business days, after Placement Agent’s receipt of the Shares and the Warrants, subject to the realization of Minimum Proceeds by the Escrow Agent, (i) the Escrow Agent will wire transfer the Investment Amount to the Company; (ii) the Placement Agent will deliver the Shares to the Investor at the address set forth in each Investor’s Agreement; and (iii) the Placement Agent will deliver this original Agreement to the Company (the "Securities Delivery").

(d)       This Unit Offering is subject to the receipt of Minimum Proceeds received by the Escrow Agent in the amount of no less than USD $520,000. Should the Investment Amounts received by the Escrow Agent not meet the Minimum Proceeds by 18:00 hour (Central Standard Time) on June 15, 2007 or such extended date as provided to the Escrow Agent by the Company, in its sole discretion, as evidenced by written notice provided by facsimile to the Escrow Agent, then the Escrow Agent shall return to each Investor their Investment Amount minus bank charges and the Placement Agent will return the Transaction Documents received to each Investor.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Investor:

(a)        Subsidiaries. The Company has no direct or indirect Subsidiaries other than as specified in the SEC Reports. The Company owns, directly or indirectly, that percentage of the capital stock of each Subsidiary free and clear of any and all Liens as specified in the SEC Reports, and all the issued and outstanding shares of capital stock of each Subsidiary owned by the Company are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b)        Organization and Qualification. The Company and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

(c)        Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d)        No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal, provincial and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(e)        Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by provincial and state securities laws, (iii) the filings required in accordance with Section 4.4 and (iv) those that have been made or obtained prior to the date of this Agreement.

(f)         Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. As of the Closing, the Company will have reserved from its duly authorized capital stock the shares of Common Stock issuable pursuant to this Agreement and the Warrants in order to issue the Shares and the Warrant Shares.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

(g)        Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is specified in the SEC Reports. Except as specified in the SEC Reports, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as specified in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(h)        SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (or such shorter period as the Company was required by law to file such reports) (the foregoing materials being collectively referred to herein as the "SEC Reports" and, together with the Schedules to this Agreement (if any), the "Disclosure Materials") on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i)         Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) the Company has had no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option or restricted stock plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(j)         Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) except as specifically disclosed in the SEC Reports, could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k)        Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(l)         Compliance. Except as disclosed in the SEC Reports, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, provincial, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(m)       Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.

(n)        Title to Assets. Except as disclosed in the SEC Reports, the Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

(o)        Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(p)        Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(q)        Internal Accounting Controls. Except as disclosed in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls consistent with similarly situated companies which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(r)         Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company's existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(s)        Certain Fees. The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(t)         Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Shares and Warrant Shares by the Company to the Investors under the Transaction Documents. The Company is eligible to register the resale of its Common Stock for resale by the Investors under Form SB-2 promulgated under the Securities Act.

(u)        Investment Company. The Company is not, and is not an Affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v)        Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company's issuance of the Securities and the Investors' ownership of the Securities.

(w)       No Additional Agreements. The Company does not have any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(x)        Disclosure. The Company confirms that neither it nor any Person acting on its behalf has provided any Investor or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information. The Company understands and confirms that the Investors will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Investors regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(y)        Patriot Act. The Company, its Subsidiaries and/or their affiliates have not engaged in transactions involving funds derived from illegal activity including money laundering, and are not under investigation for and have not been previously charged with violating any laws prohibiting money laundering, including but not limited to: (a) the Bank Secrecy Act, as amended by the USA PATRIOT ACT of 2001 (the "PATRIOT Act”), and its implementing regulations, and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations and (b) the Executive Orders and Sanctions Programs administered by the U.S. Department of the Treasury's Office Foreign Assets Control (“OFAC”), including but not limited to Executive Order No. 13224 of September 23, 2001 entitled, "Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism," and all regulations contained in 31 C.F.R., Subtitle B, Chapter V (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws/OFAC laws”); and (c) the laws and regulations of the jurisdictions in which the Company and its Subsidiaries operate.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

None of the Company, its Subsidiaries or their affiliates are, to the best of their knowledge after reasonable due diligence, acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Specially Designated Nationals and Blocked Persons List ("SDN List") administered by OFAC (see http://www.treas.gov/offices/enforcement/ofac/ ) and any individual or entity included on any list of terrorists or terrorist organizations maintained by the United Nations, the European Union and\or the countries in which the Company and its Subsidiaries operate.

None of the Company, its Subsidiaries or their affiliates or, to the best of their knowledge, any of their brokers or other agents: (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included on the SDN List; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Sanctions Programs administered by OFAC; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-money laundering and anti-terrorism laws to which they are subject.

None of the Company or its Subsidiaries or any officer or director of the Company or its Subsidiaries: (a) appears on the SDN List or (b) is a politically exposed person (as defined in guidance issued by the Financial Action Task Force (see http://www.fatf-gafi.org/ ) or a senior foreign political figure1 or a family member or close associate of such a figure (see http://www.treas.gov/press/releases/docs/guidance.htm ).

(z)        Foreign Corrupt Practices Act. Neither the Company or any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act (the “FCPA”) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist the Company or any of its Subsidiaries to obtain or retain business for, or direct business to the Company or any of its Subsidiaries, as applicable, and under circumstances which would subject the Company or any of its Subsidiaries to liability under the FCPA or any corresponding foreign laws. Neither the Company nor any of its Subsidiaries has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation.

_________________________

[1]

A "senior foreign political figure" is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned corporation. In addition, a "senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure. "Immediate family" of a senior foreign political figure typically includes the figure's parents, siblings, spouse, children and in-laws. A "close associate" of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

(aa)      Use of Proceeds. No part of the proceeds of the sale of the Shares and Warrants will be used, directly or indirectly, for any payments to: (a) any individual or entity listed on the SDN List and/or any other similar lists administered by OFAC pursuant to any authorizing statute, Executive Order or regulation; (b) the government of any country subject to an OFAC Sanctions Program; (c) any individual or entity included on any list of terrorists or terrorist organizations maintained by the United Nations, the European Union and/or the countries in which the Company and its Subsidiaries operate; or (d) any governmental official or employee, political party, official of a political party, candidate for political office, anyone else acting in an official capacity, or any agent of any such individual or entity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

(bb)      Sarbanes-Oxley Compliance. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the Commission thereunder.

(cc)      No Manipulation of Stock. Neither the Company nor any of its Subsidiaries has taken, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the Shares or the Warrant Shares.

3.2        Representations and Warranties of the Investors. Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company as follows:

(a)        Organization; Authority. Such Investor (applicable to legal entities only) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b)        Investment Intent. Such Investor is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Investor's right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal, provincial and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c)	Exemptions. Investor represents and warrants to the Company that:
(i)	Investor is not a "U.S. person" as that term is defined in Rule 902 of Regulation S, and is not acquiring the Securities for the account or benefit of any U.S. person;

(ii)	Investor is not, and at Closing will not be, an affiliate of the Company;

(iii)

At the time the buy order is/was originated, on the date this Agreement was executed and delivered, and on the Closing, Investor was outside the United States; no offer to purchase the Units was made in the United States; and the transactions contemplated hereby have not been and will not be pre-arranged by the Investor with a purchaser located in the United States or who is a U.S. person;

(iv)

All offers or sales of the Securities made before the expiration of the one-year “distribution compliance period” (which begins on the date of the final closing of the offering of the Units and ending 365 days thereafter) shall not be made to a U.S. person or for the account or benefit of a U.S. person (other than a distributor) unless such securities are registered under the Securities Act or a valid exemption can be relied upon under both the appropriate U.S. state or federal securities laws;

(v)

Investor represents and warrants and hereby agrees that Investor will resell the Securities only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, and Investor shall not engage in hedging transactions with regard to such Securities unless in compliance with the Securities Act;

(vi)	Investor is not an underwriter or dealer in the Securities; and is not a distributor or participating, pursuant to contractual agreement, in the distribution of such Securities;

(vii)

Each distributor participating in offering the Units, if any, has agreed in writing that all offers and sales of the Securities prior to the expiration of the “distribution compliance period" shall only be made in compliance with the safe harbor contained in rules 903 or 904 of Regulation S, pursuant to registration of such Units under the Securities Act, or pursuant to an exemption from registration; and each distributor has further agreed in writing not to engage in hedging transactions regarding the Securities unless in compliance with the Securities Act;

(viii)

All offering documents received by Investor include statements to the effect that the Units have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (other than distributors as defined in Regulation S) during the “distribution compliance period” unless such Units are registered under the Securities Act or an exemption from the registration requirements is available;

(ix)

Investor acknowledges that receipt of the Units as a purchase involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of such Units, including the total loss of its investment;

(x)

Investor understands that the Units are being offered and issued in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying on the truth and accuracy of the representations, warranties, and agreements of Investor set forth herein in order to determine the applicability of such exemptions and the suitability of Investor to acquire such Units;

(xi)	Investor is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks of receiving the Units and to make an informed decision relating thereto;

(xii)	In evaluating its investment, Investor has consulted its own investment and/or legal and/or tax advisors; and

(xiii)

Investor understands that in the Commission’s view, the statutory basis for the exemption claimed for this transaction would not be available if the offering, though in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act; and Investor confirms that its purchase is not part of any such plan or scheme. Investor is acquiring the Units for investment purposes and has no present intention to sell such Units in the United States or to a U.S. person or for the account or benefit of a U.S. person either now or promptly after the expiration of the “distribution compliance period.”

(d)        Investor Status. The Investor (applicable to residents of Canada only) (i) at the time such Investor was offered the Securities, was, and at the date hereof is, and on each date on which it exercises Warrants, will be, an "accredited investor" as defined in National Instrument 45-106, and has executed the “Accredited Investor Questionnaire and Certification” attached hereto as Exhibit C (only if applicable), indicating in which category such Investor qualifies, or (ii) is purchasing the Units as a principal with an aggregate acquisition cost to the Investor in excess of $150,000 CDN and, if other than a natural person, was not created or used solely to purchase or hold the Securities.

(e)        General Solicitation. Such Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)         Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Units and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor's right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company's representations and warranties contained in the Transaction Documents.

(g)        Certain Trading Activities. Such Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the earlier to occur of (1) the time that such Investor was first contacted by the Company or others regarding an investment in the Company and (2) the 30th calendar day prior to the date of this Agreement. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

(h)        Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase Securities pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision. Such Investor has not relied on the business or legal advice of any other person in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Investor in connection with the transactions contemplated by the Transaction Documents.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1	Securities.

(a)        The Securities may only be disposed of in compliance with state, provincial and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.1(b), if reasonably necessary, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b)       Certificates evidencing the Securities will contain the following legend, until such time as they are not required under Section 4.1(c):

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”) OR THE SECURITIES COMMISSION OF ANY STATE BECAUSE THEY ARE BELIEVED TO BE EXEMPT FROM REGISTRATION UNDER REGULATION “S” PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. THESE SECURITIES SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

(c)        The legend set forth in Section 4.1(b) shall be removed and the Company shall issue a certificate without such legend or any other legend to the holder of the applicable Securities upon which it is stamped, if (i) such Securities are registered for resale under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that such sale, assignment or transfer of such Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that such Securities can be sold, assigned or transferred pursuant to Rule 144. The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder. If all or any portion of the Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, such Warrant Shares shall be issued free of the legend set forth in Section 4.1(b). Following the Effective Date or at such earlier time as a legend is no longer required for certain Securities, the Company will no later than five Business Days following the delivery by an Investor to the Company or the Company’s transfer agent of a legended certificate representing such Securities, deliver or cause to be delivered to such Investor a certificate representing such Securities that is free from all restrictive and other legends. Following the Effective Date and upon the delivery to any Investor of any certificate representing Securities that is free from all restrictive and other legends, such Investor agrees that any sale of such Securities shall be made pursuant to the Registration Statement and in accordance with the plan of distribution described therein or pursuant to an available exemption from the registration requirements of the 1933 Act. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in Section 4.1. The Company shall bear all costs and expenses of the Transfer Agent in connection with the delivery of the certificates, whether by electronic transfer or otherwise, and the removal of any restrictive legends required hereby.

4.2        Furnishing of Information. As long as any Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Shares and Warrant Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Shares and Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3        Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market in a manner that would require stockholder approval of the sale of the securities to the Investors.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

4.4        Securities Laws Disclosure; Publicity. As soon as reasonably practicable, the Company shall issue press releases disclosing the transactions contemplated hereby. In no event may the Company use the name of any Investor in such press releases without the express consent of such Investor. As soon as reasonably practicable following the Closing of this Agreement the Company will file a Current Report on Form 8-K disclosing the material terms of the Transaction Documents and the identity of the Investor (and attach as exhibits thereto the Transaction Documents). In addition, the Company will make such other filings and notices in the manner and time required by applicable provincial and state securities authorities, the Commission and the Trading Market on which the Common Stock is listed.

4.5        Indemnification of Investors. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Investors and their directors, officers, shareholders, partners, employees and agents (each, an "Investor Party") harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation (collectively, "Losses") that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

4.6        Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.7        Listing of Securities. The Company agrees, (i) if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares and Warrant Shares, and will take such other action as is necessary or desirable to cause the Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

ARTICLE V.

CONDITIONS PRECEDENT TO CLOSING

5.1        Conditions Precedent to the Obligations of the Investors to Purchase Securities. The obligation of each Investor to acquire Securities at the Closing is subject to the satisfaction or waiver by such Investor, at or before the Closing, of each of the following conditions:

(a)        Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b)        Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c)        No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(d)        Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect;

(e)        No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market; and

(f)         Company Deliverables. The Company shall have delivered the Company Deliverables in accordance with Section 2.2(a).

5.2        Conditions Precedent to the Obligations of the Company to sell Securities. The obligation of the Company to sell Securities at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a)        Representations and Warranties. The representations and warranties of each Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b)        Performance. Each Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to the Closing;

(c)        No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d)        Investors Deliverables. Each Investor shall have delivered its Investors Deliverables in accordance with Section 2.2(b).

ARTICLE VI.

MISCELLANEOUS

6.1        Fees and Expenses. Each party shall pay the fees and expenses of its advisers, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

6.2        Placement Agent Fee. The Company has agreed to pay Placement Agent a placement fee comprised of ten percent (10%) in cash on gross proceeds received by the Escrow Agent and five percent (5%) in shares of the Company’s common stock as determined by the number of Units sold to any Investor referred by Placement Agent in connection with this offering.

6.3        Use of Proceeds. The immediate gross proceeds of the Unit Offering are anticipated to be $1,950,000 if the maximum number of Units offered are sold. The Company proposes to use the proceeds from this Unit Offering in the following estimated amounts:

DESCRIPTION OF USE OF PROCEEDS	ESTIMATED USE OF PROCEEDS (MAXIMUM)	ESTIMATED USE OF PROCCEDS (MINIMUM) PROCEEDS (MINIMUM)
General Working Capital	$1,705,000	$418,000
Finder’s Fees	$195,000	$52,000
Legal and Transfer Agent Fees	$50,000	$50,000
TOTAL	$1,950,000	$520,000

Actual expenditures of the proceeds of the Unit Offering may differ substantially from the estimated use of proceeds. Nonetheless, actual expenditures of the proceeds of the Unit Offering will be according to the expenditures deemed by the Company’s Board of Directors to be in the best interests of advancing the Company’s business. Actual expenditures will also vary from the estimated use of proceeds if less or more of all of the offered securities are sold.

6.4        Entire Agreement. The Transaction Documents, together with any Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.5        Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 5:30 p.m. (Central Standard Time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 5:30 p.m. (Central Standard Time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	WWA Group, Inc.
2465 West 12th Street, Suite 2
Tempe, Arizona 85281
Attn: Eric Montandon, Chief Executive Officer
Phone:	(480) 505-0070
Facsimile: ________________

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

With a copy to:	Orsa & Company
600 Westwood Terrace
Austin, Texas 78746
Attn: Ruairidh Campbell
Phone: (512) 462-3327

Facsimile: (512) 462-3328

If to an Investor:	To the address set forth under such Investor's name

on the signature pages hereof.

(Or such other address as may be designated in writing hereafter, in the same manner, by such Person.)

6.6        Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and each Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Investors who then hold Shares.

6.7	Termination. This Agreement may be terminated prior to Closing:
(a)	by written agreement of the Investors and the Company; and

(b)        by the Company or an Investor (as to itself but no other Investor) upon written notice to the other, if the Closing shall not have taken place by 5:30 p.m. (Central Standard Time) on the Outside Date; provided, that the right to terminate this Agreement under this Section 6.7(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

In the event of a termination pursuant to this Section, the Company shall promptly notify all non-terminating Investors. Upon a termination in accordance with this Section 6.7, the Company and the terminating Investor(s) shall not have any further obligation or liability (including as arising from such termination) to the other and no Investor will have any liability to any other Investor under the Transaction Documents as a result therefrom.

6.8        Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.9        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Investor. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the "Investors."

6.10      No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.5 (as to each Investor Party).

6.11      Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced in the Nevada Courts. Each party hereto hereby irrevocably submits to jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

6.12      Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

6.13      Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.14      Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.15      Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.16      Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.17      Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.18      Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor pursuant to any Transaction Document or an Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.19      Independent Nature of Investors' Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

6.20            Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

WWA GROUP, INC.

By:_______________________________________

Eric Montandon, Chief Executive Officer

INVESTOR

By:
Name:
Title:

Number of Units being purchased:

Tax ID No.:

ADDRESS FOR NOTICE

c/o:

Street:

City/State/Zip:

Attention:

Tel:

Fax:

DELIVERY INSTRUCTIONS
(if different from above)

c/o:

Street:

City/State/Zip:

Attention:

Tel: